Exhibit 10.1

Execution Version

THIS TRANSACTION SUPPORT AGREEMENT IS NOT AN OFFER OR A SOLICITATION WITH RESPECT TO ANY SECURITIES OR A SOLICITATION OF ACCEPTANCES OF A CHAPTER 11 PLAN WITHIN THE MEANING OF SECTION 1125 OR SECTION 1126 OF THE BANKRUPTCY CODE. ANY SUCH OFFER OR SOLICITATION WILL COMPLY WITH ALL APPLICABLE SECURITIES LAWS AND/OR PROVISIONS OF THE BANKRUPTCY CODE.

TRANSACTION SUPPORT AGREEMENT

This Transaction Support Agreement (together with the exhibits, annexes, and schedules attached hereto in accordance with Section 14(p) hereof, this “Agreement”), dated as of March 20, 2026 (the “Execution Date”), is by and among (i) Beasley Broadcast Group, Inc. (“Beasley”), on behalf of itself and its direct and indirect subsidiaries listed in Exhibit A to this Agreement (collectively, including Beasley, the “Company Parties”) that have executed and delivered counterpart signature pages to this Agreement to Cahill Gordon & Reindel LLP (“Cahill”) as counsel to the Initial 1L Supporting Holder (as defined below) and Gibson, Dunn & Crutcher LLP (“Gibson Dunn”) as counsel to the Initial 2L Supporting Holder (as defined below), as applicable, (ii)(a) the holders (or beneficial holders) of, or nominees, investment managers, investment advisors, or subadvisors to funds and/or accounts that hold, or trustees of trusts that hold, outstanding Existing 1L Notes Claims1 (the “1L Supporting Holder”) and (b) the holders (or beneficial holders) of, or nominees, investment managers, investment advisors, or subadvisors to funds and/or accounts that hold, or trustees of trusts that hold, outstanding Existing 2L Notes Claims2 (the “2L Supporting Holder” and, together with the 1L Supporting Holder, the “Supporting Holders”) listed in Schedule 1 hereto that have executed and delivered counterpart signature pages to this Agreement or a Joinder3 (as applicable) to counsel to the Company Parties, and (iii) Caroline Beasley (as a signatory to this Agreement solely for the purposes of Sections 8(f) and 8(l)). The Company Parties and the Supporting Holders are referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, Beasley Mezzanine Holdings, LLC (the “Issuer”), a wholly-owned subsidiary of Beasley, previously entered into (i) that certain Indenture, dated as of October 8, 2024, by and among the Issuer, the guarantors party thereto and Wilmington Trust, National Association, as trustee (the “1L Trustee”) and first lien notes collateral agent (the “1L Collateral Agent”) (as amended, restated, amended and restated, supplemented, or otherwise modified from time to time in accordance with the terms thereof, the “Existing 1L Indenture”) and (ii) that certain Indenture, dated as of October 8, 2024, by and among the Issuer, the guarantors party thereto and Wilmington Trust, National Association, as trustee (the “2L Trustee,” and together with the 1L Trustee, the “Existing Trustees”) and notes collateral agent (the “2L Collateral Agent,” and together with the 1L Collateral Agent, the “Existing Collateral Agents”) (as amended, restated, amended and restated, supplemented, or otherwise modified from time to time in accordance with the terms thereof, the “Existing 2L Indenture,” and together with the Existing 1L Indenture, the “Existing Indentures”);

[1]

“Existing 1L Notes Claims” means all claims arising under or related to the Existing First Lien Notes (as defined below) pursuant to the Existing 1L Indenture (as defined below), including an aggregate principal amount of approximately $31,000,000 of outstanding Existing First Lien Notes under the Existing 1L Indenture and any accrued but unpaid fees and interest, as applicable, in respect thereof.

[2]

“Existing 2L Notes Claims” means all claims arising under or related to the Existing Second Lien Notes (as defined below) pursuant to the Existing 2L Indenture (as defined below), including an aggregate principal amount of approximately $185,000,000 of outstanding Existing Second Lien Notes under the Existing 2L Indenture and any accrued but unpaid fees and interest, as applicable, in respect thereof.

[3]

“Joinder” means a joinder to this Agreement substantially in the form attached to this Agreement as Exhibit E providing, among other things, that such entity or person signatory thereto is bound by the terms of this Agreement to the extent provided therein. For the avoidance of doubt, any party that executes a Joinder shall be a “Party” under this Agreement to the extent provided therein.

WHEREAS, as of the date hereof, (i) the 1L Supporting Holder holds approximately 98.7% of the aggregate outstanding principal amount (excluding those held by affiliates as provided under the Existing 1L Indenture) of the 11.000% Senior Secured First Lien Notes due 2028 (the “Existing First Lien Notes”) issued pursuant to the Existing 1L Indenture and (ii) the 2L Supporting Holder holds approximately 76.5% of the aggregate outstanding principal amount (excluding those held by affiliates as provided under the Existing 2L Indenture) of the 9.200% Senior Secured Second Lien Notes due 2028 (the “Existing Second Lien Notes,” and together with the Existing First Lien Notes, the “Existing Notes”) issued pursuant to the Existing 2L Indenture;

WHEREAS, the Parties have agreed to support and pursue, among other things, transactions described in this Agreement, that certain exchange offer memorandum and solicitation statement attached as Exhibit B hereto (the “Exchange Offer Memorandum”) dated on or about the date hereof (as may be amended, restated, amended and restated, supplemented, or otherwise modified from time to time in accordance with the terms herein or therein), consisting of (a) the Company Parties’ incurrence of a $35 million new money senior secured asset-based lending facility (the “New ABL Facility”), (b) the Company Parties’ $15,899,000 paydown at par of the Existing First Lien Notes using proceeds from (i) the sale of the Company Parties’ station located in the Fort Myers-Naples, Florida market and (ii) the New ABL Facility, (c) an exchange (the “Exchange Offer”) of all of the Existing Second Lien Notes for 10.000% Senior Secured PIK Notes due 2027 (the “2027 PIK Notes”), and (d) consents (the “Consent Solicitations”) to proposed amendments (the “Proposed Amendments”) to the Existing Indentures to, among other things, permit the transactions contemplated hereby, in each case, in accordance with and subject to the terms and conditions set forth herein and in the Exchange Offer Memorandum (collectively, the foregoing clauses (a) through (d), the “Transactions”);

WHEREAS, this Agreement is the product of arm’s length, good faith negotiations between the Company Parties and the Supporting Holders; and

WHEREAS, subject to the terms and conditions hereof, the Parties desire to express to each other their mutual support and commitment in respect of the matters discussed herein and in the Exchange Offer Memorandum (as may be amended, restated, amended and restated, supplemented, or otherwise modified from time to time in accordance with the terms herein or therein).

AGREEMENT

NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each of the Parties hereby agrees as follows:

Section 1. Interpretation. For purposes of this Agreement:

(a) in the appropriate context, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine, or neuter gender shall include the masculine, feminine, and the neutral gender;

(b) capitalized terms defined only in the plural or singular form shall nonetheless have their defined meanings when used in the opposite form;

(c) unless otherwise specified, any reference in this Agreement to a contract, lease, instrument, release, indenture, or other agreement or document being in a particular form or on particular terms and conditions means that such document shall be substantially in such form or substantially on such terms and conditions;

(d) unless otherwise specified, any reference in this Agreement to an existing document, schedule, or exhibit shall mean such document, schedule, or exhibit, as it may have been or may be amended, restated, amended and restated, supplemented, or otherwise modified or replaced from time to time in accordance with its terms; notwithstanding the foregoing, any capitalized terms in this Agreement which are defined with reference to another agreement, are defined with reference to such other agreement as of the date of this Agreement, without giving effect to any termination of such other agreement or amendments to such capitalized terms in any such other agreement following the Execution Date;

(e) unless otherwise specified, all references to “Sections” are references to Sections of this Agreement;

(f) the words “herein,” “hereof,” and “hereto” refer to this Agreement in its entirety rather than to any particular portion of this Agreement;

(g) captions and headings to Sections are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of this Agreement;

(h) the use of “include” or “including” is without limitation, whether stated or not;

(i) unless otherwise specified, references to “days” shall mean calendar days and, when; and

(j) calculating the period of time before which, within which, or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded and, if the last day of such period is not a Business Day,4 the period in question shall end on the next succeeding Business Day.

Section 2. Conflicts. To the extent there is a conflict between this Agreement (including any exhibits, annexes, and schedules hereto) on the one hand, and the Definitive Documents (as defined below), on the other hand, the terms and provisions of the Definitive Documents shall govern.

Section 3. Effectiveness of this Agreement.

(a) This Agreement shall become effective and binding upon each of the Parties at 12:00 a.m., prevailing Eastern Standard Time, on the Execution Date, which is the date on which this Agreement has been executed and delivered by each of the Company Parties, the 1L Supporting Holder and the 2L Supporting Holder, listed in Schedule 2 hereto (respectively, the “Initial 1L Supporting Holder” and the “Initial 2L Supporting Holder,” and collectively, the “Initial Supporting Holders”) and the Company Parties shall have paid all Transaction Fees and Expenses5 for which an invoice has been received by the Company Parties on or before the date that is two (2) calendar days prior to the Execution Date.

[4]	“Business Day” means any day other than a Saturday, Sunday, or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state of New York.
[5]

“Transaction Fees and Expenses” means all reasonable and documented fees and expenses of Gibson Dunn, subject to the terms of the fee letter between the Company Parties and Gibson Dunn, excluding, for the avoidance of doubt, the timing of payment in such fee letter as superseded by this Agreement.

(b) This Agreement shall be effective from the Execution Date until validly terminated pursuant to the terms of this Agreement. Each Supporting Holder shall be deemed to have executed this Agreement in respect of all of its applicable Existing Notes Claims.6

Section 4. Commitments. In connection with the Transactions contemplated by this Agreement and subject to the terms and conditions set forth in this Agreement (including the Conditions Precedent (as defined below) in Exhibit C hereto), for so long as this Agreement has not been validly terminated and except as expressly waived by the other Party in writing:

(a) Each of the Supporting Holders commits to, as applicable:

(1) (a) exchange (or cause to be exchanged) all of its Existing Second Lien Notes for the 2027 PIK Notes in the Exchange Offer (subject to the terms of the Exchange Offer Memorandum), and (b) consent to the Proposed Amendments, in each case in accordance with the terms of this Agreement and the applicable procedures set forth in the Exchange Offer Memorandum;

(2) use commercially reasonable efforts to support and take all commercially reasonable actions necessary or reasonably requested by the Company Parties to facilitate the implementation and consummation of the Transactions, including to achieve the TSA Minimum Participation Condition (as defined in Exhibit C), which TSA Minimum Participation Condition may be waived by the Initial 2L Supporting Holder in its sole and absolute discretion, and refrain from taking any actions inconsistent with, and not fail or omit to take an action that is required by, this Agreement or the Definitive Documents;

(3) not directly or indirectly object to, delay, impede, or take any other action that materially interferes with the implementation and consummation of the Transactions, including, for the avoidance of doubt and without limitation, declaring any default under the Existing Indentures, or accelerating the Company Parties’ obligations under the Existing Indentures;

(4) not direct the Existing Trustees (or any successors thereto) or the Existing Collateral Agents (or any successors thereto) to take any action materially inconsistent with the Supporting Holders’ obligations under this Agreement, and, if the Existing Trustees (or any successors thereto) or Existing Collateral Agents (or any successors thereto) takes any action inconsistent with the Supporting Holders’ obligations under this Agreement, the Supporting Holders shall, upon the Supporting Holders having obtained actual knowledge of such trustee or agent (or any successors thereto) taking any such action and subject to the terms and conditions of the applicable indenture and credit agreement, as applicable, use commercially reasonable efforts to direct the Existing Trustees or the Existing Collateral Agents (or any successors thereto), as applicable, to cease and refrain from taking any such action;

[6]	“Existing Notes Claims” means, collectively, the Existing 1L Notes Claims and the Existing 2L Notes Claims.

(5) cooperate in good faith and use commercially reasonable efforts to structure and implement the Transactions in a tax-efficient and cost-effective manner as determined by the Company Parties and the Initial 2L Supporting Holder; provided, for the avoidance of doubt, that (i) the Parties intend to structure the Transactions to preserve favorable tax attributes to the extent practicable subject to the consent of the Initial 2L Supporting Holder and (ii) any change to the Exchange Offer Memorandum that requires an extension of the Exchange Offer, subject to the consent rights set forth herein of the Parties, will not be deemed to constitute commercially reasonable efforts; and

(6) use commercially reasonable efforts to seek additional support for the Transactions from their other material stakeholders to the extent reasonably prudent.

(b) Each of the Company Parties commits to:

(1) consent to the Proposed Amendments, in each case in accordance Exchange Offer Memorandum;

(2) use commercially reasonable efforts to support and take all commercially reasonable actions necessary or reasonably requested by the Initial Supporting Holders to facilitate the implementation and consummation of the Transactions, including to achieve the TSA Minimum Participation Condition, which TSA Minimum Participation Condition may be waived by the Initial 2L Supporting Holder in its sole and absolute discretion, and refrain from taking any actions inconsistent with, and not fail or omit to take an action that is required by, this Agreement; provided that in no event shall the Company Parties be required to make changes to any of the terms of the Offer as set out in the Exchange Offer Memorandum;

(3) not directly or indirectly object to, delay, impede, or take any other action that materially interferes with the implementation and consummation of the Transactions; provided that the Company Parties’ exercise of any rights pursuant to the terms of the Exchange Offer Memorandum shall not be considered an objection, delay, impediment, or material interference with the implementation and consummation of the Transaction;

(4) use commercially reasonable efforts to obtain any and all required or advisable governmental, regulatory and/or third-party approvals for the Transactions;

(5) use commercially reasonable efforts to seek additional support for the Transactions from their other material stakeholders to the extent reasonably prudent;

(6) comply with their obligations under the fee letter with Gibson Dunn, pay the Transaction Fees and Expenses and, unless the Offer has closed or has been terminated by any Company Party, not terminate the fee letter with Gibson Dunn;

(7) operate their businesses in the ordinary course of business in a manner that is consistent with its past practices and this Agreement, and use commercially reasonable efforts to preserve intact the business organization and relationships with third parties (including, without limitation, suppliers, distributors, customers, and governmental and regulatory authorities and employees) and maintain good standing under the laws of the states or other jurisdictions in which they are incorporated or organized;

(8) except as described in the Exchange Offer Memorandum or the Company Parties’ other public filings on or prior to the date of this Agreement, or with the prior written consent of the Initial 2L Supporting Holder, not (i) materially amend or change, or propose to amend or change, any of their respective organizational documents other than as necessary to consummate the Transactions, if or as applicable, or as necessary in the ordinary course of carrying out administrative functions or making administrative changes and/or (ii) other than as part of the Transactions, authorize, create, issue, sell, or grant any additional equity interests in any Company Party or reclassify, recapitalize, redeem, purchase, acquire, declare any distribution on, or make any distribution on any such equity interests;

(9) without the prior written consent of the Initial 2L Supporting Holder, not (i) enter into or amend, establish, adopt, supplement, or otherwise materially modify or accelerate (x) any deferred compensation, incentive, success, retention, bonus, or other compensatory arrangements, policies, programs, practices, plans, or agreements, including, without limitation, offer letters, employment agreements, consulting agreements, severance arrangements, or change in control arrangements with or for the benefit of any current or former director, officer, employee, manager, or agent, or (y) any contracts, arrangements, or commitments that entitle any current or former director, officer, employee, manager, agent, attorney, accountant, investment banker, or other representative or professional to indemnification from the Company Parties, or (ii) materially modify or terminate any existing compensation or benefit plans or arrangements (including employment agreements); provided that the Company Parties may take any of the actions set forth in this section in the ordinary course of business, consistent with past practice, and not in contravention of the terms of any contracts, arrangements, and/or commitments in effect on the Execution Date, including with respect to insider and non-insider employees;

(10) not enter into any contract with respect to debtor-in-possession financing, cash collateral usage, exit financing, and/or any other financing arrangements, in each case, without the prior written consent of the Initial 2L Supporting Holder; provided that this clause shall not apply to the New ABL Facility subject to the Initial 2L Supporting Holder’s consent rights with respect thereto as set forth in the Exchange Offer Memorandum;

(11) not sell any assets (including, without limitation, any intellectual property) in any transaction or series of transactions without the prior written consent of the Initial 2L Supporting Holder to the extent that, if the Transactions are consummated, the Company Parties do not or does not intend to apply any such net sale proceeds consistent with the application of proceeds terms and other relevant terms of the Exchange Offer Memorandum, including, without limitation, the “Description of 2027 PIK Notes—Repurchase at the Option of Holders—Asset Sales” thereunder;

(12) except in accordance with the Transactions, not incur any indebtedness or guarantee any indebtedness of another entity without the prior written consent of the Initial 2L Supporting Holder;

(13) not terminate or release (i) any obligors or guarantors of their obligations under the Existing Indentures or (ii) any of the liens on, security interests in, or guarantees of any of the assets of the Company Parties that secure the obligations under the Existing Indentures, in each case, without the prior written consent of the Initial 2L Supporting Holder;

(14) not settle any claims or causes of action brought against any Company Party or any affiliate (including, without limitation, any claims asserted by a governmental entity) without the prior written consent of the Initial 2L Supporting Holder; provided that the Company Parties may settle any such claims or causes of action in the ordinary course of business, consistent with past practice, and not in contravention of the terms of any contracts, arrangements, and/or commitments in effect on the Execution Date;

(15) not modify, amend, supplement, waive, or execute any Definitive Document in a manner that is inconsistent with this Agreement and the Exchange Offer Memorandum in any respect;

(16) not take any action with respect to the disposition, treatment, or dissolution of any Company Party and any foreign or domestic subsidiaries or affiliates, as applicable, whether or not such entities are signatories to this Agreement without the prior written consent of the Initial 2L Supporting Holder;

(17) not (i) commence any proceeding or other action that challenges (A) the amount, validity, allowance, character, enforceability or priority of any of the Existing Notes Claims of the Supporting Holders or (B) the validity, enforceability, or perfection of any lien or other encumbrance securing (or purporting to secure) any of the Existing Notes Claims of the Supporting Holders, or (ii) support any person or entity in connection with any of the acts described in the foregoing clauses;

(18) not directly or indirectly, solicit, initiate, propose, consummate, or enter into a binding agreement to consummate an Alternative Transaction7 subject to the Company Parties’ Fiduciary Out (as defined below) and attendant obligations in Section 8 of this Agreement;

(19) cooperate in good faith and use commercially reasonable efforts to structure and implement the Transactions in a tax-efficient and cost-effective manner as determined by the Company Parties and the Initial 2L Supporting Holder; provided, for the avoidance of doubt, that (i) the Parties intend to structure the Transactions to preserve favorable tax attributes to the extent practicable subject to the consent of the Initial 2L Supporting Holder and (ii) any change to the Exchange Offer Memorandum that requires an extension of the Exchange Offer, subject to the consent rights set forth herein, will not be deemed to constitute commercially reasonable efforts; and

[7]

“Alternative Transaction” means any written or oral plan, proposal, offer, bid, term sheet, or agreement with respect to a new-money investment, amalgamation, acquisition, dissolution, equity investment or financing, share issuance, consent solicitation, exchange offer, tender offer, chapter 11 plan of reorganization or liquidation, share exchange, debt incurrence or financing (including without limitation, a new-money financing, debtor in possession financing, or exit financing), winding up, liquidation, reorganization, recapitalization, assignment for the benefit of creditors, consolidation, partnership, plan proposal, restructuring, or similar transaction involving one of more of the Company Parties, or any affiliates of the Company Parties, or the debt, equity, or other interests in any one or more Company Parties or any affiliates of the Company Parties or all, substantially all, or a portion of the Company Parties and their affiliates and/or their assets or their affiliates’ assets that is an alternative to the Transactions contemplated by this Agreement; provided that “Alternative Transaction” shall not include any sale, transfer, or other disposition of assets of any Company Party or any affiliate thereof (including pursuant to any asset purchase agreement) so long as the Company Parties and their affiliates apply or intend to apply any and all proceeds of any such sale, transfer, or other disposition of any assets consistent with the application of proceeds terms and other relevant terms of the Exchange Offer Memorandum, including, without limitation, the “Description of 2027 PIK Notes—Repurchase at the Option of Holders—Asset Sales” thereunder.

(20) other than as required by law or agreed to by the Initial 2L Supporting Holder, not (i) make or change any tax election other than in the ordinary course of business, (ii) adopt or change any accounting methods, practices, or periods for tax purposes other than in the ordinary course of business, (iii) make or request any tax ruling, (iv) enter into any tax sharing or similar agreement or arrangement (other than agreements entered in the ordinary course of business the primary purpose of which are not taxes), or (v) settle any tax claim or assessment.

(c) Each of the Parties hereby covenants and agrees to negotiate in good faith, to cooperate with the other Parties in good faith, and to use its good faith and commercially reasonable efforts to execute, as expeditiously as reasonably possible and no later than the Outside Date (as defined below), any agreements, documents or instruments related to the Transactions and any other related definitive documentation contemplated by this Agreement and the Exchange Offer Memorandum (collectively, the “Definitive Documents”),8 on terms consistent in all respects with those set forth in this Agreement and the Exchange Offer Memorandum and, in any event, the Definitive Documents, including any waiver, amendment, modification, or supplement after the date of this Agreement, shall be in form and substance reasonably acceptable to the Company Parties and the Initial 2L Supporting Holder; provided that the indenture to the Existing First Lien Notes shall also be in form and substance reasonably satisfactory to the Company Parties, the Initial 1L Supporting Holder and the Initial 2L Supporting Holder. For the avoidance of doubt, the Exchange Offer Memorandum is in form and substance acceptable to the Company Parties and the Initial 2L Supporting Holder on the date of this Agreement.

Notwithstanding anything to the contrary in this Agreement, this Agreement shall in no way be construed to preclude each Supporting Holder from acquiring or selling its applicable Existing Notes prior to the Expiration Date (as defined in the Exchange Offer Memorandum); provided that to the extent a Supporting Holder acquires or sells its applicable Existing Notes, such Supporting Holder agrees (A) to provide the Company Parties on the Expiration Date with an updated schedule of the principal amount of additional applicable Existing Notes so acquired or sold, (B) that such additional applicable Existing Notes shall be subject to this Agreement for the duration of this Agreement, to the extent, and solely to the extent, held by such Supporting Holder, and (C) to the extent a Supporting Holder sells its applicable Existing Notes to a non-Supporting Holder, such non-Supporting Holder shall become a Supporting Holder by executing a Joinder to this Agreement upon the closing of such sale of Existing Notes and promptly deliver such Joinder to counsel to the Company Parties and Gibson Dunn. For the avoidance of doubt, no sale of applicable Existing Notes by a Supporting Holder to a non-Supporting Holder shall be effective unless and until such non-Supporting Holder has executed a Joinder to this Agreement pursuant to this Section 4.

[8]

For the avoidance of doubt, the “Definitive Documents” shall include, without limitation, this Agreement, the Exchange Offer Memorandum, the supplemental indentures to the Existing Indentures (with respect to amendments contemplated by the Transactions), the indentures for and all attendant debt documentation governing the 2027 PIK Notes and the Existing Notes, including any applicable intercreditor agreements, the credit agreement for and all attendant debt documentation governing the New ABL Facility, the Company Parties’ organizational documents, including, without limitation, the charter and any amendment thereof, and any other documentation reasonably required to consummate the Transactions by the Outside Date as determined by the Company Parties and the Initial 2L Supporting Holder.

Notwithstanding anything to the contrary herein, a Qualified Marketmaker9 that acquires any Existing Notes that are subject to this Agreement with the purpose and intent of acting as a Qualified Marketmaker for such Existing Notes shall not be required to execute and deliver a Joinder in respect of such Existing Notes if (i) such Qualified Marketmaker acquires such Existing Notes at least six Business Days prior to the Expiration Date and (ii) such Qualified Marketmaker subsequently transfers such Existing Notes (by purchase, sale assignment, participation, or otherwise) within five Business Days of its acquisition to a transferee in compliance with this Section 4.

Section 5. Mutual Releases and Covenant Not to Sue. The Parties shall negotiate and enter into a mutual release agreement as part of the Definitive Documents, which release agreement shall include customary carveouts and releases in favor of customary related parties and representatives of the Parties, shall not be effective until the closing date of the Transactions and shall be subject to the consent rights set forth herein for Definitive Documents.

Section 6. Representations and Warranties of the Supporting Holders. Each of the Supporting Holders hereby represents and warrants to the Company Parties (and solely with respect to the last sentence of clause (i) below, for the benefit of their respective financial advisors), as applicable, that the following statements are true and correct as of the date hereof:

(a) Each Supporting Holder has all necessary corporate or similar power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the Transactions.

(b) This Agreement has been duly and validly executed and delivered by each Supporting Holder. This Agreement constitutes the valid and binding obligation of each Supporting Holder, enforceable against each Supporting Holder in accordance with its terms, except as may be limited by the effects of bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium, or other similar laws relating to or affecting the rights and remedies of creditors generally.

(c) The execution, delivery and performance by each Supporting Holder of this Agreement and the other Definitive Documents to which it is a party, and each Supporting Holder’s compliance with the provisions hereof (including the consummation of the Transactions), will not (with or without notice or lapse of time, or both): (i) violate any provision of each Supporting Holder’s organizational or governing documents; (ii) violate any law or order applicable to each Supporting Holder; or (iii) require any consent or approval under, violate, result in any breach of, or constitute a default under, or, to each Supporting Holder’s actual knowledge, result in termination or give to others any right of termination, amendment, acceleration or cancellation of any contract, agreement, arrangement or understanding that is binding on each Supporting Holder, except, in the case of clauses (ii) and (iii) above, where not reasonably likely to have a material adverse effect on the ability of each Supporting Holder to perform its obligations under this Agreement or the Transactions.

(d) Each Supporting Holder is the beneficial or record owner of the face amount of its applicable Existing Notes or is the nominee, investment manager, or advisor for beneficial holders of the applicable Existing Notes reflected in each Supporting Holder’s signature page hereto.

(e) [Reserved].

(f) Each Supporting Holder to its knowledge is not a party to any contract with any person (other than this Agreement) that would give rise to a valid claim against the Company Parties for a brokerage commission, finder’s fee or like payment in connection with the Transactions.

[9]

“Qualified Marketmaker” means an entity that (a) holds itself out to the public or the applicable private markets as standing ready in the ordinary course of business to purchase from customers and sell to customers Existing Notes (or enter with customers into long and short positions in Existing Notes), in its capacity as a dealer or market maker in Existing Notes and (b) is, in fact, regularly in the business of making a market in claims against issuers or borrowers (including debt securities or other debt).

(g) No consent, approval, authorization, order, registration or qualification of or with any governmental entity having jurisdiction over each Supporting Holder or any of its properties is required for the execution and delivery by each Supporting Holder of this Agreement and each other Definitive Document to which each Supporting Holder is a party, the compliance by each Supporting Holder with the provisions hereof and thereof, and the consummation of the Transactions contemplated herein and therein.

(h) The execution and delivery by the Supporting Holders of this Agreement and the other Definitive Documents to which it is a party, the compliance by the Supporting Holders with the provisions hereof and thereof and the consummation of the Transactions contemplated herein and therein will not (a) result in any violation of the provisions of the organizational or governing documents of the Supporting Holders, or (b) result in any violation of any law applicable to the Supporting Holders or any of their properties.

(i) Each Supporting Holder is an Eligible Holder. Each Supporting Holder understands that any securities of the Company Parties contemplated to be acquired by such Supporting Holder in connection with the Transactions have not been, and are not contemplated to be, registered under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”) or any other applicable securities laws and may not be resold without registration under the Securities Act and any other applicable securities laws except pursuant to a specific exemption from the registration provisions of such securities laws. Any securities of the Company Parties contemplated to be acquired by any Supporting Holder in connection with the Transactions will have been acquired for investment and not with a view to distribution or resale in violation of the Securities Act or any other applicable securities laws. None of the securities contemplated to be acquired by any Supporting Holder in connection with the Transactions are being acquired as a result of any advertisement, article, notice, or other communication regarding such securities published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or any other general solicitation or general advertisement; provided that the foregoing clause shall not be construed to include and is not intended to include any notice, posting, filing, publishing, or other communication of the Exchange Offer Memorandum. By reason of its business and financial experience, each Supporting Holder has such knowledge, sophistication, and experience in making similar investments and in business and financial matters generally so as to be capable of evaluating the merits and risks of participating in the Transactions, is able to bear the economic risk of such investment and, at the present time, would be able to afford a complete loss of such investment. Each Supporting Holder has been furnished with materials relating to the business, finances and operations of the Company Parties and relating to the Transactions that have been requested by the Supporting Holders. Each Supporting Holder has been afforded the opportunity to ask questions of the Company Parties and their representatives. Each Supporting Holder understands and acknowledges that its participation in the Transactions involves a high degree of risk and uncertainty. Each Supporting Holder has sought such accounting, legal and tax advice as it has considered necessary to make an informed investment decision with respect to its participation in the Transactions. Each Supporting Holder acknowledges that its decision to execute this Agreement has been based upon its independent investigation of the operations, businesses, financial and other conditions, and prospects of the Company Parties and/or the Transactions, and without reliance on any statement of any other Party (or such other Party’s financial or other professional advisors), other than such express representations and warranties of the Company Parties set forth in this Agreement.

Section 7. Representations and Warranties of the Company Parties. The Company Parties hereby represent and warrant to each Supporting Holder that the following statements are true and correct as of the date hereof:

(a) Each Company Party has all necessary corporate or similar power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the Transactions.

(b) This Agreement has been duly and validly executed and delivered by the Company Parties. This Agreement constitutes the valid and binding obligation of the Company Parties, enforceable against the Company Parties in accordance with its terms, except as may be limited by the effects of bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws relating to or affecting the rights and remedies of creditors generally.

(c) The execution, delivery and performance by the Company Parties of this Agreement and the other Definitive Documents, and the Company Parties’ compliance with the provisions hereof (including the consummation of the Transactions), will not (with or without notice or lapse of time, or both): (i) violate any provision of the Company Parties’ organizational or governing documents; (ii) violate any law or order applicable to the Company Parties or their properties; or (iii) require any consent or approval under, violate, result in any breach of, or constitute a default under, or result in termination or give to others any right of termination, amendment, acceleration or cancellation of any contract, agreement, arrangement or understanding that is binding on the Company Parties (other than such consents as are contemplated by this Agreement), except, in the case of clauses (ii) and (iii) above, where not reasonably likely to have a material adverse effect on the ability of the Company Parties to perform its obligations under this Agreement or the Transactions.

(d) Each Company Party has sufficient knowledge and experience to evaluate properly the terms and conditions of this Agreement, and has been afforded the opportunity to consult with its legal and financial advisors with respect to its decision to execute this Agreement, and it has made its own analysis and decision to enter into this Agreement and otherwise investigated this matter to its full satisfaction.

(e) Except as expressly provided by this Agreement, each Company Party is not party to any similar transaction, agreements, or arrangements regarding the indebtedness of any of the Company Parties that have not been disclosed to the Supporting Holders.

(f) Assuming the accuracy of the representations and warranties of each of the Supporting Holders under Section 6(i) of this Agreement, the 2027 PIK Notes will be (i) issued pursuant to the terms and subject to the conditions set forth in the Exchange Offer Memorandum in a transaction exempt from the registration requirements under the Securities Act pursuant to Section 4(a)(2) of the Securities Act, and (ii) exchanged and issued in compliance with Rule 14e-1 under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”) and in compliance with all other applicable state and federal laws concerning the issuance thereof.

(g) When the 2027 PIK Notes have been duly issued in accordance with the terms of the indenture governing such 2027 PIK Notes (the “2027 PIK Notes Indenture”) and delivered upon consummation of the exchange pursuant to the terms and subject to the conditions set forth on the Exchange Offer Memorandum, against receipt of the Existing Second Lien Notes surrendered in exchange therefor, the 2027 PIK Notes will constitute legal, valid, and binding obligations of the Company Parties entitled to the benefits of the 2027 PIK Notes Indenture and enforceable against the Company Parties in accordance with their terms, except as may be limited by the effects of bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium, or other similar laws relating to or affecting the rights and remedies of creditors generally, and the 2027 PIK Notes will not be subject to any preemptive, participation, rights of first refusal, or other similar rights and will be free from any liens (other than any liens arising by operation of applicable securities laws).

(h) The 2027 PIK Notes, when issued, will not be of the same class as securities listed on a national securities exchange registered under Section 6 of the Exchange Act, or quoted in a U.S. automated interdealer quotation system, within the meaning of Rule 144A(d)(3)(i) under the Securities Act.

(i) Beasley’s charter has sufficient authorized shares of Class A common stock and Class B common stock to effectuate the Transaction contemplated on the closing date and shall have a sufficient amount of authorized shares of Class A common stock and Class B common stock such that, upon the consummation of the Equity Conversion (as defined below), the holders of the 2027 PIK Notes shall be able to hold Beasley’s Class A common stock and Class B common stock, in each case on a fully diluted basis taking into account any additional issuance of shares pursuant to Section 8(k), in the amounts set forth and pursuant to the terms in Section 8(k).

Section 8. Governance.

(a) On the closing date of the Transactions, the Company Parties shall take all Necessary Action (as defined below) to (i) increase the size of Beasley’s board of directors by one additional director and (ii) cause an independent representative, selected by the Initial 2L Supporting Holder in its sole and absolute discretion, to be appointed to the board of directors of Beasley (the “Initial 2L Supporting Holder Director”). The Initial 2L Supporting Holder Director (or any of its successors) shall receive $85,000 in annual compensation in cash for its services payable solely by the Company Parties, consisting of (i) a $65,000 annual retainer, (ii) a $7,500 annual fee for its service on the Strategic Alternatives Committee (as defined below), and (iii) $12,500 of other cash consideration for its services.

(b) At any time prior to the earlier of the Initial 2L Supporting Holder ceasing to beneficially own at least 5.1% of the aggregate principal amount of the then-outstanding 2027 PIK Notes (the “Initial 2L Supporting Holder Disposition Date”) or the maturity date of the 2027 PIK Notes (subject to the springing maturity further described and as set forth in the 2027 PIK Notes Indenture), (i) in the event of a vacancy caused by the resignation or other cessation of service of any Initial 2L Supporting Holder Director (or any of its successors) with respect to the Company Parties, the Company Parties shall take all Necessary Action to appoint a new Initial 2L Supporting Holder Director (who, for the avoidance of doubt, shall be an independent representative), selected by the Initial 2L Supporting Holder in its sole and absolute discretion to the board of directors of Beasley on the same terms as specified in Section 8(a), and (ii) in the event of a vacancy caused by the resignation or other cessation of service of any Independent Director (as defined below) (or any of its successors) with respect to the Company Parties, the Initial 2L Supporting Holder shall propose three additional candidates to the Company Parties and the Company Parties shall promptly take all Necessary Action to select one of the three proposed candidates and appoint such candidate as the new Independent Director to the board of directors of Beasley on the same terms as specified in Section 8(c).

(c) Unless the Initial 2L Supporting Holder Disposition Date has occurred prior to such date, commencing on the date that is 270 days after the closing date of the Transactions, the Initial 2L Supporting Holder may, at its option, elect to propose three candidates in its sole and absolute discretion for an independent representative to be appointed to Beasley’s board of directors; provided that, for the avoidance of doubt, the Initial 2L Supporting Holder’s foregoing option and election shall continue to remain operative after the date that is 270 days after the closing date of the Transactions until the Initial 2L Supporting Holder decides to affirmatively exercise such option and election. If the Initial 2L Supporting Holder proposes such candidates, the Company Parties shall take all Necessary Action to (i) further increase the size of Beasley’s board of directors by one additional director and (ii) cause one of three of such proposed candidates (selected in its sole and absolute discretion) to be appointed to the board of directors of Beasley (the “Independent Director”). For the avoidance of doubt, each of the Initial 2L Supporting Holder Director, the Independent Director, and any successor thereto shall at all times be an independent representative. The Independent Director (or any of its successors) shall receive $85,000 in annual compensation in cash for its services payable solely by the Company Parties, consisting of (i) a $65,000 annual retainer, (ii) a $7,500 annual fee for its service on the Strategic Alternatives Committee (as defined below), and (iii) $12,500 of other cash consideration for its services.

(d) On the closing date of the Transactions, the Company Parties shall take all Necessary Action to (i) establish and maintain a new four-member committee of Beasley’s board of directors (the “Strategic Alternatives Committee”), including passing a board resolution substantially consistent with the resolutions attached hereto as Exhibit D, (ii) appoint the Initial 2L Supporting Holder Director, Caroline Beasley, and Michaeel Fiorile to the Strategic Alternatives Committee, and (iii) if an Independent Director has been appointed, appoint such Independent Director to the Strategic Alternatives Committee. From the date of the establishment of the Strategic Alternatives Committee until the appointment of the Independent Director, the fourth seat on the Strategic Alternatives Committee shall at all times be vacant. As further set forth in Exhibit D, the Strategic Alternatives Committee shall be delegated with the sole and exclusive authority and power to explore, enter into, and consummate any strategic alternative transaction, subject to the laws of the State of Delaware and the regulations of the Federal Communications Commission (“FCC”). Further, in the event of an equal vote of the Strategic Alternatives Committee in favor of a decision and against such decision, such decision shall be submitted to a vote of the full board of directors of Beasley.

(e) The Initial 2L Supporting Holder shall, promptly following a reasonable written request by the Company Parties (or counsel to the Company Parties), which request shall not be made more than once per month, provide a written certification (email from Gibson Dunn being sufficient) to the Company Parties (or counsel to the Company Parties) as to the aggregate principal amount of the 2027 PIK Notes beneficially owned by the Initial 2L Supporting Holder as of the date such written certification is provided. If the Company Parties believe, in good faith, that the Initial 2L Supporting Holder Disposition Date has occurred and the Company Parties have confirmed in writing with the trustee under the 2027 PIK Notes that the Initial 2L Supporting Holder Disposition Date has occurred, then the Company Parties (or counsel to the Company Parties) may provide the Initial 2L Supporting Holder (or Gibson Dunn) with the trustee’s written confirmation and request confirmation thereof from the Initial 2L Supporting Holder pursuant to this Section 8(e). Upon such request and the delivery of such trustee’s written confirmation to the Initial 2L Supporting Holder (or Gibson Dunn), the Initial 2L Supporting Holder Disposition Date will be deemed to have occurred unless the Initial 2L Supporting Holder provides a written certification (email from Gibson Dunn being sufficient) to the Company Parties (or counsel to the Company Parties) no fewer than ten Business Days after receipt of such request from the Company Parties that the Initial 2L Supporting Holder Disposition Date has not occurred.

(f) The appointment of the Initial 2L Supporting Holder Director shall occur on the closing date of the Transactions. The Company Parties and Caroline Beasley shall take all actions to (i) on the closing date of the Transaction, provide the written consent and take all actions by the board of directors of Beasley to amend Beasley’s charter as described below in this Section 8 such that no Company Party or its affiliates can initiate any insolvency or similar proceeding, including, without limitation, any bankruptcy filing of any Company Party or its affiliates without unanimous approval of the board of directors of Beasley, which shall, for the avoidance of doubt, include the consenting vote of the Initial 2L Supporting Holder Director and (ii) file the FCC Application(s) (as defined below) (including, as applicable, all filings necessary to obtain a declaratory ruling from the FCC to allow the non-U.S. ownership of the FCC Licenses (as defined below) to exceed the Foreign Ownership Limitations (as defined below)) as set forth in Section 8(m) (for the avoidance of doubt, no FCC Application(s) will be required to be filed prior to the dates set forth in Section 8(m)). Any removal, replacement, or similar action by the Company Parties of the Initial 2L Supporting Holder Director or the Independent Director, absent the prior written consent of the Initial 2L Supporting Holder (email from Gibson Dunn being sufficient), shall automatically trigger the maturity of the 2027 PIK Notes as further described and as set forth in the 2027 PIK Notes Indenture.

(g) “Necessary Action” means, with respect to a specified result, promptly taking all actions required to cause such result that are within the power of a specified person (to the extent such actions are not prohibited by applicable law (as determined after consultation with outside counsel) and within such person’s control), including, without limitation, (i) causing the board of directors or any nominating committee thereof to nominate or appoint, or taking steps to cause the nomination or appointment of, certain persons, and providing the highest level of support for the election or appointment of such persons to the board of directors or any committee thereof, including in connection with the annual or special meeting of stockholders and (ii) assisting in preparing or furnishing forms of ballots, proxies, consents or similar instruments, and facilitating the collection or processing of such ballots, proxies, consents or instruments relating to the foregoing.

(h) For the avoidance of doubt, the rights of the Initial 2L Supporting Holder under this Section 8(i) may not be assigned or transferred to any other person and (ii) will automatically terminate upon the earlier of the Initial 2L Supporting Holder Disposition Date or the maturity date of the 2027 PIK Notes (subject to the maturity further described and as set forth in the 2027 PIK Notes Indenture).

(i) Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement requires the Company Parties or any directors, officers, managers, or members of the Company Parties, each in its capacity as such, to take any action, or to refrain from taking any action solely related to this Agreement, to the extent inconsistent with its or their fiduciary duties under applicable law (as determined by them in good faith after consultation with outside legal counsel) (collectively, the “Fiduciary Out”); provided that the foregoing shall not impede, abrogate, prevent, or frustrate (i) any Party’s termination rights under this Agreement, (ii) any of the Company Party’s information sharing obligations under this Agreement, or (iii) the amendment of Beasley’s charter as set forth in this Section 8, including, without limitation, the voting requirement set forth in Section 8(f). In the event the board of directors or any such similar governing body of the Company Parties determines that taking any action or refraining from taking any action is required pursuant to this paragraph and/or intends to exercise the Fiduciary Out, the Company Parties shall, within 24 hours of its board of directors or applicable similar governing body’s determination, provide written notice thereof (in accordance with Section 14 hereof) to the Supporting Holders. For the avoidance of doubt, the Company Parties’ Fiduciary Out in this section shall apply solely to this Agreement and shall not apply to any act, omission, rights, or obligations that any of the corporate governing body of any Company Party undertakes on or after the closing date of the Transactions pursuant to any other Definitive Document, including the 2027 PIK Notes Indenture and the Company Parties’ organizational documents.

(j) Regardless of whether any Company Party exercises its Fiduciary Out, each of the Company Parties commits and agrees to (i) provide the Initial Supporting Holders, Gibson Dunn and Cahill with a copy of any Alternative Transaction or written asset sale proposal received from a third party (to the extent such proposal would constitute an “Asset Sale” under the Existing 1L Indenture or the 2027 PIK Notes Indenture (an “Asset Sale Proposal”)) (and, in the case of a verbal proposal, a written summary thereof) as soon as practicable but in any event within twenty-four (24) hours of the Company Parties’ or their advisors’ receipt of such Alternative Transaction or Asset Sale Proposal and (ii) promptly provide information to the Initial Supporting Holders, Gibson Dunn and Cahill regarding such discussions or any action or inaction with respect to any Alternative Transaction or Asset Sale Proposal (including copies of any materials provided to or provided by the Company Parties) as necessary to keep the Initial Supporting Holders, Gibson Dunn and Cahill contemporaneously informed as to the status and substance of the foregoing. Each of the Company Parties also commits and agrees to not directly or indirectly enter into any confidentiality agreement or a nondisclosure agreement with any third party with respect to an Alternative Transaction to the extent such confidentiality agreement or nondisclosure agreement would restrict any Company Party’s ability to share any documents or terms concerning such Alternative Transaction with the Initial Supporting Holders, Gibson Dunn or Cahill in accordance with the terms of this Agreement.

(k) At any time on or prior to December 31, 2027 (or September 30, 2027 if the Company Parties do not have one or more binding agreements for asset sales or debt or equity refinancings that would upon consummation yield net proceeds sufficient to redeem all of the 2027 PIK Notes and any Existing First Lien Notes outstanding at such time (the “Springing Maturity Date”), as applicable), the holders of at least a majority of all outstanding 2027 PIK Notes may issue a written notice of conversion (the “Notice of Conversion”) to the Company Parties electing that on the earlier of December 31, 2027 (or the Springing Maturity Date, as applicable) or on an event of default as further described below in Section 8(o) (provided that such Notice of Conversion may be delivered from counsel to such holders to the Company Parties or their counsel and will only be effective if the holders who delivered the Notice of Conversion hold at least a majority of all outstanding 2027 PIK Notes on such date), and subject to obtaining any required FCC and other regulatory approvals, all outstanding 2027 PIK Notes shall be exchanged for shares of Class A common stock and Class B common stock of Beasley, which such shares Beasley shall issue to such holders of 2027 PIK Notes in an amount such that such holders shall hold, on a pro rata basis, 95% of Beasley’s Class A common stock and Class B common stock, in each case on a fully diluted basis taking into account any additional issuance of shares pursuant to Section 8(k); provided that such issuance shall be for (i) 90% of the Class A common stock and Class B common stock, in each case on a fully diluted basis taking into account any additional issuance of shares pursuant to Section 8(k), if Beasley has returned 85% to the holders of the 2027 PIK Notes outstanding, (ii) 85% of the Class A common stock and Class B common stock, in each case on a fully diluted basis taking into account any additional issuance of shares pursuant to Section 8(k), if Beasley has returned 90% to the holders of the 2027 PIK Notes outstanding, and (iii) 80% of the Class A common stock and Class B common stock, in each case on a fully diluted basis taking into account any additional issuance of shares pursuant to Section 8(k), if Beasley has returned 95% to the holders of the 2027 PIK Notes outstanding (the foregoing conversion mechanics, collectively, the “Equity Conversion”); provided, however, that to the extent any required FCC or other regulatory approvals have not been obtained prior to the issuance of a Notice of Conversion, Beasley shall (x) upon the written notice from holders of at least a majority of all outstanding 2027 PIK Notes (email from counsel to such holders to the Company Parties or their counsel being sufficient), issue to holders of 2027 PIK Notes in an amount such that the holders shall hold, on a pro rata basis, up to the maximum amount of Class A common stock and Class B common stock (i) that may be held without the need to obtain any such outstanding FCC or other regulatory approvals, as reasonably agreed by the Company Parties and holders of at least a majority of all outstanding 2027 PIK Notes in good faith and (ii) the issuance of which would not delay or adversely impact the Company Parties’ ability to obtain any such approvals, as reasonably determined by holders of at least a majority of all outstanding 2027 PIK Notes in good faith, and (y) upon obtaining all required FCC and other regulatory approvals, issue to such holders of 2027 PIK Notes the remainder of Class A common stock and Class B common stock in order to complete the Equity Conversion set forth in this Section 8(k).

(l) Immediately upon closing of the Transactions, Beasley shall amend its organizational documents, including its charter, to provide for the governance terms set forth in this Section 8, including, without limitation, (i) the requirement set forth in Section 8(f) and (ii) shall provide that upon the Notice of Conversion, the Equity Conversion would occur on the later of (A) the earlier of (x) December 31, 2027 (or the Springing Maturity Date, as applicable) or (y) an event of default as further described below in Section 8(o) (the “Contingent Share Issuance”) or (B) the receipt of all required FCC and other regulatory approvals. The following three steps shall occur immediately on the closing date of the Transactions: (i) the board of directors of Beasley shall approve and recommend that the stockholders of Beasley approve the amendments of Beasley’s organizational documents, including, without limitation, Beasley’s charter, to reflect the terms set forth in this Section 8, including the requirement set forth in Section 8(f) and the Contingent Share Issuance; (ii) immediately upon such approval recommendation, Class B common stockholders of Beasley holding the majority of the voting power of Beasley shall consent via a written consent to the amendments of Beasley’s organizational documents, including, without limitation, Beasley’s charter, and take all other actions necessary or reasonably required pursuant to the terms of this Section 8; provided, for the avoidance of doubt, that all actions necessary or reasonably required to be taken by the Company Parties pursuant to the terms of this Agreement shall be deemed to require Class B common stockholders of Beasley holding the majority of the voting power of Beasley to take any such actions; and (iii) as soon as practicable but in any event within one Business Day after execution of such written consent, the Company Parties shall file a “Preliminary Information Statement”

(PRE 14C) with the SEC. Upon clearance by the SEC of the Company Parties’ “Preliminary Information Statement,” the Company Parties shall file a “Definitive Information Statement” (DEF 14C) with the SEC. As soon as practicable but in any event within one Business Day after the twentieth calendar day after such filing of the “Definitive Information Statement,” the Company Parties shall file their amended organizational documents with the Delaware Secretary of State, including, without limitation, Beasley’s amended charter, to implement and adopt the amended organizational documents, including, without limitation, Beasley’s amended charter. As a result of the foregoing actions, Beasley’s amended organizational documents, including, without limitation, Beasley’s charter, shall be effective pursuant to the terms set forth in such documents without any further action.

(m) Unless on, or during the five Business Days prior to June 30, 2027, the Strategic Alternatives Committee (or in the event that the Strategic Alternatives Committee is evenly divided on the matter, the vote of the full board of directors of Beasley) has reasonably determined in good faith that there is a reasonable likelihood of Beasley or its subsidiaries entering into one or more binding agreements for asset sales or debt or equity financings that would upon consummation yield net proceeds sufficient to redeem all of the 2027 PIK Notes and any Existing First Lien Notes outstanding at such time (the “Payoff Determination”), the Company Parties, on July 1, 2027, shall be required to submit one or more applications to the FCC seeking the consent of the FCC for the transfer of control of all direct or indirect subsidiaries of the Company holding any licenses or authorizations issued by the FCC, including those for the operation of broadcast radio stations, to either the holders of the 2027 PIK Notes or an entity owned or controlled by the holders of the 2027 PIK Notes (the “FCC Application(s)”); provided that (i) if the FCC Application(s) are not filed on July 1, 2027, then, unless the Payoff Determination is made on or during the five Business Days prior to July 31, 2027, the Company Parties shall be required to submit the FCC Application(s) on August 1, 2027 and (ii) if the FCC Application(s) are not filed on August 1, 2027, then, unless the Payoff Determination is made on or during the five Business Days prior to August 31, 2027, the Company Parties shall be required to submit the FCC Application(s) on September 1, 2027. The Company Parties covenant and agree that they shall cooperate with the holders of the 2027 PIK Notes and provide any and all necessary information or documentation necessary for the Company Parties to timely submit the FCC Application(s) and obtain approval of such application(s), including (A) promptly replying to any inquiries or requests from the FCC staff related to the processing of the FCC Application(s) and (B) opposing any petitions or other comments filed with the FCC opposing grant of the FCC Application(s). Furthermore, in connection with the filing of the FCC Application(s), as necessary, the Company Parties covenant and agree that, if the ownership structure of Beasley to be proposed in the FCC Application(s) would exceed the foreign ownership limitations under section 310(b)(4) of the Communications Act of 1934, as amended, and other applicable rules, regulations and policies of the FCC (the “Foreign Ownership Limitations”), the Company Parties shall cooperate with the holders of the 2027 PIK Notes in order to, prior to or simultaneously with the submission of the FCC Application(s), submit (a) a petition for declaratory ruling to the FCC to obtain a declaratory ruling to allow the non-U.S. ownership of the FCC Licenses to exceed the Foreign Ownership Limitations and (b) responses to the standard questions asked by the Committee for the Assessment of Foreign Participation in the United States Telecommunications Services Sector (“Team Telecom”) in connection with petitions for declaratory ruling involving broadcast licensees. Notwithstanding the foregoing, the Parties acknowledge and agree that the filing of the FCC Application(s) and the submission of any such petition for declaratory ruling and responses to standard questions (collectively the “FCC and Team Telecom Filings”), and the prosecution of the FCC and Team Telecom Filings, will require significant cooperation on the part of holders of the 2027 PIK Notes, and their successors and assigns, including providing personally identifiable information and other confidential information for submission to the FCC and/or Team Telecom, and the Company Parties shall have no liability to the Supporting Holders under this Agreement or otherwise for any failure to obtain a grant of the FCC Application(s) or any petition for declaratory ruling, or any delay in such grant, resulting from the failure of holders of the 2027 PIK Notes to provide such information or use their respective commercially reasonable efforts to cooperate in all respects with the preparation, filing and prosecution of the FCC and Team Telecom Filings. The Parties further acknowledge and agree that the information to be provided by holders of the 2027 PIK Notes required for the Company Parties’ preparation and submission of FCC Application(s) and responses to the Team Telecom standard questions (if applicable) shall include, without limitation, information regarding such holders’ direct and indirect equity and voting ownership and other interests in entities subject to applicable FCC regulations. The Company Parties, in coordination and consultation with the Initial 2L Supporting Holder, shall (i) prepare a questionnaire designed to obtain all necessary information from holders of 2027 PIK Notes, including, without limitation, a description of the potential consequences, should any such holder fail to submit a complete or timely response, with regard to its ability to participate in the Equity Conversion and (ii) establish appropriate timelines for the distribution of the questionnaire to such holders and their submission of responses thereto in order to meet the timelines for filing the FCC Application(s) as set forth herein.

(n) Beasley agrees that it shall not create, issue, sell, or grant any additional equity interests, including Class A common stock or Class B common stock, or reclassify, recapitalize, redeem, purchase, acquire, declare any distribution on, or make any distribution on any such equity interests, including any Class A common stock or Class B common stock, in each case to the extent such action would impede, hinder, delay, or prevent Beasley’s ability to issue the full amount of shares of Class A common stock and Class B common stock required to be issued under Section 8(k) upon the consummation of the Equity Conversion.

(o) In the event that any of the governance terms set forth in this Agreement or as set forth in the Definitive Documents are waived, amended, modified, or supplemented in a manner that is contrary to the terms set forth in such in this Agreement or as set forth in the Definitive Documents, such waiver, amendment, modification, or supplementation shall constitute a breach of this Agreement and the relevant Definitive Document and shall (i) be an event of default under the 2027 PIK Notes Indenture and (ii) trigger the springing maturity condition under the 2027 PIK Notes Indenture without any further affirmative act by any holder of the 2027 PIK Notes, and upon the delivery of a Notice of Conversion, the Equity Conversion shall occur upon the date of such event of default even if such date is prior to December 31, 2027 (or the Springing Maturity Date, as applicable), subject to any required FCC and regulatory approvals as set forth herein. The terms of this Section 8 shall survive termination of this Agreement but will terminate automatically on the earlier of (i) Initial 2L Supporting Holder Disposition Date and (ii) the date on which the 2027 PIK Notes are repaid in their entirety.

Section 9. Termination.

(a) This Agreement and the obligations of the Parties hereunder will terminate upon the earliest of:

(i) written consent of each Company Party and each Initial Supporting Holder;

(ii) May 15, 2026 (the “Outside Date”), if the Transactions are not consummated by such date in accordance with the terms hereof and the Exchange Offer Memorandum;

(iii) (A) in the case of the Supporting Holders, the breach by the Company Parties of any of the terms hereunder that would have a Material Adverse Change (as defined below) on the Transactions that goes unremedied for a period of five Business Days following written notice of such breach (email from Gibson Dunn to the Company Parties or their counsel being sufficient), and (B) in the case of the Company Parties, (x) the breach by the Supporting Holders of any of the terms hereunder that would have a Material Adverse Change on the Transactions that goes unremedied for a period of five Business Days following written notice (email being sufficient) to Gibson Dunn from counsel to the Company Parties of such breach; provided, however, that with respect to a breach by one or more of the Supporting Holders, termination by the Company Parties is only available if such breach results in non-breaching Supporting Holders holding less than 50.01% of the aggregate amount of the 2027 PIK Notes or (y) at any time if the Company Parties exercise the Fiduciary Out in accordance with the terms herein;

(iv) by the Initial 1L Supporting Holder, the Initial 2L Supporting Holder, or the Company Parties upon the issuance by any governmental authority, or any other regulatory authority or court of competent jurisdiction, of any final non-appealable ruling or order enjoining the consummation of the Transactions;

(v) by the Initial 2L Supporting Holder upon the occurrence, after the date of this Agreement, of any fact, event, change, effect, development, or circumstance that, individually or together with any other event, change, effect, development, or circumstance, has had or would reasonably be expected to (A) have a material and adverse effect on the financial condition, business, assets, prospects, liabilities or results of operations of the Company Parties taken as a whole, or (B) have a material and adverse effect on (x) the ability of the Company Parties to perform their respective obligations under the Existing Indentures or to consummate the Transactions or (y) the ability of the Agent, the Trustee, the Lenders, and/or the Noteholders (each as defined in the Existing Indentures) to enforce their rights and remedies under the Existing Indentures (any such event, change, effect, development, or circumstance, a “Material Adverse Change”);

(vi) unless consented to or waived by the Initial 1L Supporting Holder or the Initial 2L Supporting Holder, as applicable, upon:

(A) the entry of a final non-appealable order by any court of competent jurisdiction invalidating, disallowing, subordinating or limiting, in any respect, as applicable, the enforceability, priority, or validity of the claims of the Supporting Holders;

(B) the commencement of an involuntary bankruptcy case against any of the Company Parties or the filing of an involuntary petition seeking bankruptcy, winding up, dissolution, liquidation, administration, moratorium, reorganization or other relief in respect of any of the Company Parties or their debts, or of a substantial part of its assets, under any federal, state or foreign bankruptcy, insolvency, administrative receivership or similar law now or hereafter in effect (provided that such involuntary proceeding is not dismissed within a period of thirty days after the filing thereof) or if any court order grants the relief sought in such involuntary proceeding; or

(C) any of the Company Parties taking any of the following actions: (1) voluntarily commencing any case or filing any petition seeking bankruptcy, winding up, dissolution, liquidation, administration, moratorium, reorganization or other relief under any federal, state or foreign bankruptcy, insolvency, administrative receivership or similar law now or hereafter in effect, (2) consenting to the institution of, or failing to contest in a timely and appropriate manner, any in voluntary proceeding or petition described in clause (B) above, (3) applying for or consenting to the appointment of a receiver, administrator, administrative receiver, trustee, custodian, sequestrator, conservator or similar official for the Company Parties or for a substantial part of its assets, (4) filing an answer admitting the material allegations of a petition filed against it in any proceeding described in clause (B) above, (5) making a general assignment or arrangement for the benefit of creditors, or (6) taking any corporate action for the purpose of authorizing any of the foregoing;

(vii) by the Initial 2L Supporting Holder upon the board of directors, managers, members, or partners, as applicable, of any Company Party (i) determining that continued performance under this Agreement would be inconsistent with the exercise of its fiduciary duties under applicable law or (ii) exercising its Fiduciary Out, including to enter into any Alternative Transaction, in accordance with the terms herein; or

(viii) automatically on the Settlement Date (as defined in the Exchange Offer Memorandum).

(b) Notwithstanding anything herein to the contrary, no termination of this Agreement as to either Party shall relieve or otherwise limit the liability of either Party for any breach of this Agreement occurring prior to such termination as to such Party.

Section 10. Effectiveness of Transactions. The performance by the Supporting Holders of their commitments and all other obligations under this Agreement, and any other Definitive Document are subject to the satisfaction or waiver of all conditions precedent set forth in Exhibit C attached hereto (the “Conditions Precedent”).

Section 11. Waivers and Amendments. This Agreement may be amended, modified, altered or supplemented only by a written instrument executed by the Company Parties, the Initial 2L Supporting Holder, and the Initial 1L Supporting Holder; provided as to the Initial 1L Supporting Holder, solely to the extent any amendment, modification, alternation, or supplement (or the waiver of any terms herein) has a direct material, adverse, and disproportionate effect on the economic benefits provided to the Initial 1L Supporting Holder pursuant to the terms of this Agreement; provided that any amendment, modification, alteration, or supplementation (or the waiver of any terms herein) with respect to Section 8 (other than Section 8(j) hereof) (including any other section that affects or implicates Section 8 (other than Section 8(j)) shall only require the written consent of the Company Parties and the Initial 2L Supporting Holder; provided, further, that, for the avoidance of doubt, any amendment, modification, alteration, or supplementation (or the waiver of any terms herein) with respect to Section 8(j) (including any other section that affects or implicates Section 8(j)) shall require the written consent of the Company Parties, the Initial 2L Supporting Holder and the Initial 1L Supporting Holder. The Parties acknowledge and agree that (i) (x) the Conditions Precedent set forth in Exhibit C hereto under the caption “Conditions Precedent – Supporting Holders” may only be amended, modified, altered, supplemented or waived, in whole or in part, with the written consent of the Initial 2L Supporting Holder in its sole discretion and (y) the Conditions Precedent set forth in Exhibit C hereto under the caption “Conditions Precedent – Company Parties” may only be waived, in whole or in part, with the written consent of the Company Parties in their sole discretion, (ii) the covenants, agreements and obligations for the benefit of the Company Parties in this Agreement may only be waived by the Company Parties in their sole discretion, and (iii) the covenants, agreements and obligations for the benefit of the Supporting Holders in this Agreement may only be waived by the Initial Supporting Holders in their sole discretion subject to the consent rights set forth in the first sentence of this Section 11, including with respect to Section 8 (including any other section that affects or implicates Section 8). No delay on the part of either Party in exercising any right, power or privilege under this Agreement will operate as a waiver thereof, nor will any waiver on the part of any party to this Agreement of any right, power or privilege under this Agreement operate as a waiver of any other right, power or privilege under this Agreement, nor will any single or partial exercise of any right, power or privilege under this Agreement preclude any other or further exercise thereof or the exercise of any other right, power or privilege under this Agreement.

Section 12. No Admissions and Reservation of Rights. Nothing herein shall be deemed an admission of any kind. The Parties acknowledge and agree that this Agreement and all negotiations relating thereto shall not be admissible into evidence in any proceeding, other than a proceeding to enforce the terms of this Agreement. Except as expressly provided in this Agreement, nothing herein is intended to, does, or shall be deemed in any manner to waive, limit, impair, or restrict the ability of the Supporting Holders to protect and preserve their rights, remedies and interests, including, but not limited to, any of their rights and remedies, under the Existing Indentures in accordance with the terms thereof. Without limiting the foregoing sentence in any way, if this Agreement is terminated for any reason or the Transactions are not consummated as provided herein, each Party fully reserves any and all of its respective rights, remedies, and interests.

Section 13. Relationship of Parties. Notwithstanding anything herein to the contrary, (i) the representations, agreements, duties and obligations of the Parties in all respects under this Agreement shall be several, and not joint and several, (ii) no prior history, pattern or practice of sharing confidences among or between the parties shall in any way affect or negate this Agreement, (iii) the Parties hereto acknowledge that this Agreement does not constitute an agreement, arrangement or understanding with respect to acting together for the purpose of acquiring, holding, voting or disposing of any equity securities of the Company Parties and the Parties do not constitute a “group” within the meaning of Rule 13d-5 under the Exchange Act, (iv) the Supporting Holders shall not have any fiduciary duty, any duty of trust or confidence (other than as set forth under the Existing Indentures and the confidentiality agreement between the Supporting Holders and the Company Parties) in any form, or other duties or responsibilities of any kind or form to each other, the Company Parties or any of the Company Parties’ other lenders or stakeholders, including as a result of this Agreement or the transactions contemplated herein, and (v) no action taken by either Party pursuant to this Agreement shall be deemed to constitute or to create a presumption by either Party that the Parties are in any way acting in concert or as such a “group.” All rights under this Agreement are separately granted to the Supporting Holders by the Company Parties and vice versa, and the use of a single document is for the convenience of the Company Parties. While the Parties agree to cooperate with each other in good faith and as may be reasonably necessary to carry out the purposes and intent of this Agreement, the Parties acknowledge and agree that no further duty or obligation is implied or shall be imposed upon the Parties by reason of this Agreement except as is expressly set forth herein.

Section 14. Miscellaneous.

(a) Notices. Any notices or other communications required or permitted under, or otherwise given in connection with, this Agreement will be in writing and will be deemed to have been duly given (i) when delivered or sent if delivered in Person by courier service or messenger (with a copy to follow promptly via email), (ii) when sent by email, or (iii) on the next Business Day if transmitted by international overnight courier (with a copy to follow promptly via email), in each case as follows:

If to the Company Parties, addressed to:

Beasley Broadcast Group, Inc.

3033 Riviera Drive

Suite 200

Naples, Florida 34103

Attention:  Chris Ornelas

Email:  chris.ornelas@bbgi.com

and

Latham & Watkins LLP

555 Eleventh Street, NW, Suite 1000

Washington, D.C. 20004-1304

Attention: Patrick Shannon; Caroline Reckler; Sam Rettew; Jack Anderson

Email: patrick.shannon@lw.com; caroline.reckler@lw.com; samuel.rettew@lw.com;

jack.anderson@lw.com

If to the 1L Supporting Holder, address to it at the address set forth on the 1L Supporting

Holder’s signature page attached hereto, with a copy (which shall not constitute notice) to:

Cahill Gordon & Reindel LLP

32 Old Slip

New York, NY 10005

Attention: Nikolas X. Rodriguez; Peter G. Williams

Email: NRodriguez@cahill.com; PWilliams@cahill.com

If to the 2L Supporting Holder, address to it at the address set forth on the 2L Supporting

Holder’s signature page attached hereto, with a copy (which shall not constitute notice) to:

Gibson, Dunn & Crutcher LLP

200 Park Avenue

New York, NY 10166

Attention: Scott J. Greenberg; Jason Zachary Goldstein; Kevin Liang; Sue Su

Email: SGreenberg@gibsondunn.com; JGoldstein@gibsondunn.com;

KLiang@gibsondunn.com; SSu@gibsondunn.com

(b) Supporting Holders. It is acknowledged that the Supporting Holders and/or their respective affiliates may be acting as Noteholders as defined in and under the Existing Indentures, and that none of their rights and obligations under the Existing Indentures shall be affected, prior to the effectiveness of the Transactions (and then only to the extent contemplated thereby), by the Supporting Holders’ performance or lack of performance of their obligations hereunder.

(c) Confidentiality and Publicity. The Supporting Holders hereby consent to the disclosure of the execution, terms and contents of this Agreement by the Company Parties in, or in connection with, the Definitive Documents or as otherwise required by law or regulation; provided, however, under no circumstances may any Party make any public disclosure of any kind that would disclose either: (i) the holdings of any Supporting Holder (including on any signature pages of any Supporting Holder, which shall not be publicly disclosed or filed) or (ii) the identity of any Supporting Holder without the prior written consent of such Supporting Holder unless required by applicable law; provided, further, however, that if disclosure of additional identifying information of the Supporting Holders is required by applicable law, advance notice of the intent to disclose, if permitted by applicable law, shall be given by the Company Parties to the Supporting Holders (who shall have the right to seek a protective order prior to disclosure).

(d) Governing Law. This Agreement will be governed by, and construed in accordance with, the laws of the State of New York, without regard to laws that may be applicable under conflicts of laws principles (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

(e) Venue. By execution and delivery of this Agreement, each of the Parties irrevocably and unconditionally agrees that any legal action, suit, or proceeding with respect to any matter under or arising out of or in connection with this Agreement, or for recognition or enforcement of any judgment rendered in any such action, suit, or proceeding, shall be brought in a court of competent jurisdiction located in the City of New York in the borough of Manhattan. Each Party irrevocably waives any objection it may have to the venue of any action, suit, or proceeding brought in such court or to the convenience of the forum.

(f) Personal Jurisdiction. By execution and delivery of this Agreement, each of the Parties irrevocably and unconditionally submits to the personal jurisdiction of a court of competent jurisdiction located in the City of New York in the borough of Manhattan for purposes of any action, suit or proceeding arising out of or relating to this Agreement.

(g) Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (iii) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 14(g).

(h) Remedies. It is understood and agreed by the Parties that money damages would be an insufficient remedy for any breach of this Agreement by either Party, and the non-breaching Party shall be entitled to specific performance and injunctive or other equitable relief (without the posting of any bond and without proof of actual damages) as a remedy of any such breach, including an order of a court of competent jurisdiction requiring the Party to comply promptly with any of its obligations hereunder.

(i) Severability. If any term or other provision of this Agreement is determined to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to either Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties will negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the Transactions are fulfilled to the extent possible.

(j) Assignment. This Agreement and the rights and obligations hereunder may not be assigned or otherwise transferred by either Party by operation of law or otherwise without the prior written consent of the other Party. Subject to this Section 14(j), this Agreement will be binding upon, inure to the benefit of, and be enforceable by the Parties and their respective permitted successors and assigns. Any assignment in violation of the foregoing shall be null and void ab initio.

(k) Survival. The terms set forth in Sections 4(b)(6), 8 (excluding Section 8(i) but including Section 8(j) solely in connection with all commitments, obligations, and other references related to any Asset Sale Proposal), 9(b), and 14 shall survive termination of this Agreement and shall remain in full force and effect regardless of whether the Transactions are consummated.

(l) No Third-Party Beneficiaries. Unless otherwise expressly stated or referred to herein, this Agreement shall be solely for the benefit of the Parties and no other person or entity shall be a third-party beneficiary of this Agreement.

(m) Entire Agreement. This Agreement, together with all exhibits attached hereto, constitutes the entire understanding and agreement among the Parties with regard to the subject matter hereof and supersedes all prior agreements among the Parties with respect thereto.

(n) Counterparts. This Agreement may be executed in one or more counterparts (which may include counterparts delivered by any standard form of telecommunication), and by the different Parties in separate counterparts, each of which when executed will be deemed to be an original but all of which taken together will constitute one and the same agreement. Facsimile copies or “PDF” or similar electronic data format copies of signatures shall constitute original signatures for all purposes of this Agreement and any enforcement hereof.

(o) Headings. The headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.

(p) Exhibits and Schedules Incorporated by Reference. Each of the exhibits, annexes, signatures pages, and schedules attached hereto is expressly incorporated herein and made a part of this Agreement, and all references to this Agreement shall include such exhibits, annexes, and schedules.

[Signature pages follow]

IN WITNESS WHEREOF, each of the undersigned has executed this Agreement as of the date first above set forth.

COMPANY PARTIES

BEASLEY BROADCAST GROUP, INC.
on behalf of itself and its direct and indirect subsidiaries (including Beasley Mezzanine Holdings, LLC)

By:	/s/ Caroline Beasley
Name:	Caroline Beasley
Title:	Chief Executive Officer

CAROLINE BEASLEY

By:	/s/ Caroline Beasley
Name:	Caroline Beasley
Title:	Chief Executive Officer

[Signature Page to Transaction Support Agreement]

SCHEDULE 1

SUPPORTING HOLDERS SIGNATURE PAGE

[On file with the Company]

[Signature Page to Transaction Support Agreement]

SCHEDULE 2

INITIAL SUPPORTING HOLDERS

[On file with the Company]

EXHIBIT A

COMPANY PARTIES

Beasley Mezzanine Holdings, LLC

Beasley Media Group, LLC

Beasley Media Group Licenses, LLC

A-1

EXHIBIT B

EXCHANGE OFFER MEMORANDUM

B-1

EXHIBIT C

CONDITIONS PRECEDENT

Conditions Precedent – Supporting Holders

(1) The execution of any Definitive Documents consistent with this Agreement and the Exchange Offer Memorandum, other than any Definitive Documents which are not to be executed until after the Expiration Date as described in the Exchange Offer Memorandum (as the same may be amended, waived or otherwise modified in accordance with Section 11 of this Agreement) and otherwise in form and substance acceptable to the Initial 2L Supporting Holder.

(2) This Agreement shall be effective and shall not have been terminated in accordance with its terms and there shall not be continuing any cure period with respect to any event, occurrence or condition that would permit any Party to terminate the Agreement in accordance with its terms following the conclusion of such cure period.

(3) Holders holding 100% of the aggregate principal amount of the Existing Second Lien Notes under the Existing 2L Indenture shall have tendered their Existing Notes pursuant to the Exchange Offer and provided their consents to the Consent Solicitation (the “TSA Minimum Participation Condition”); provided that the TSA Minimum Participation Condition may be waived by the Initial 2L Supporting Holder in its sole and absolute discretion.

(4) Following the date of this Agreement, there has not been a Material Adverse Change.

(5) No Default or Event of Default that has not been waived in accordance with the terms of the Existing Indentures exists under the Existing Indentures.

(6) No suit, action, investigation, inquiry or other legal or administrative proceeding by any governmental authority or any other person shall have been instituted and be pending which questions or challenges the validity of this Agreement or the Transactions or seeks to enjoin the Transactions nor shall any court of competent jurisdiction or other competent governmental or regulatory authority have issued an order that remains in effect making illegal or otherwise restricting, preventing or prohibiting the consummation of the Transactions.

(7) All governmental, regulatory, and third-party notifications, filings, waivers, authorizations, and consents reasonably necessary or required to be obtained by the Company Parties for the consummation of any part of the Transactions shall have been made or received, shall be in full force and effect, shall not be subject to unfulfilled conditions or contingencies.

(8) The Company Parties shall have performed, satisfied and complied in all material respects (subject to the Company Parties’ and the Initial 2L Supporting Holder’s cure rights, as applicable, set forth in the Agreement) with the covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the Company Parties and the Initial 2L Supporting Holder on or prior to the Settlement Date.

(9) All representations and warranties of the Company Parties set forth herein shall be true and correct in all material respects (or, with respect to those representations and warranties expressly limited by their terms by materiality or material adverse effect qualifications, in all respects) as of the Settlement Date (except to extent that such representations and warranties expressly relate to an earlier date, in which case they shall be true and correct in all material respects as of such date).

C-1

(10) The Company Parties shall have paid all Transaction Fees and Expenses for which an invoice has been received by the Company Parties on or before the date that is one (1) Business Day prior to the Expiration Date.

Conditions Precedent – Company Parties

(1) The execution of Definitive Documents consistent with this Agreement and the Exchange Offer Memorandum (as the same may be amended, waived or otherwise modified in accordance with Section 11 of this Agreement) and otherwise in form and substance acceptable to the Company Parties.

(2) Following the date of this Agreement, there has not been a Material Adverse Change.

(3) No suit, action, investigation, inquiry or other legal or administrative proceeding by any governmental authority or any other person shall have been instituted and be pending which questions or challenges the validity of this Agreement or the Transactions or seeks to enjoin the Transactions nor shall any court of competent jurisdiction or other competent governmental or regulatory authority have issued an order that remains in effect making illegal or otherwise restricting, preventing or prohibiting the consummation of the Transactions.

(4) Each Supporting Holder shall have performed, satisfied and complied in all material respects (subject to the cure rights, as applicable, set forth in the Agreement) with the covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the Supporting Holder on or prior to the Settlement Date.

(5) All representations and warranties of the Supporting Holders set forth herein shall be true and correct in all material respects (or, with respect to those representations and warranties expressly limited by their terms by materiality or material adverse effect qualifications, in all respects) as of the Settlement Date (except to extent that such representations and warranties expressly relate to an earlier date, in which case they shall be true and correct in all material respects as of such date).

C-2

EXHIBIT D

FORM OF RESOLUTIONS1

CREATION OF STRATEGIC ALTERNATIVES COMMITTEE

WHEREAS, pursuant to Section 141(c) of the General Corporation Law of the State of Delaware and Section 7 of the Bylaws of Beasley, the board of directors of Beasley Broadcast Group, Inc. (the “Board”) deems it advisable and in the best interests of Beasley, having discussed with Beasley’s authorized officers and representatives and Beasley’s advisors, to establish a four-member committee (the “Strategic Alternatives Committee”) and to delegate to the Strategic Alternatives Committee the sole and exclusive authority and power to (i) explore, review, consider, evaluate, and negotiate any debt or equity or other financing, Asset Sale (as defined in the 2027 PIK Notes Indenture), restructuring, recapitalization, bankruptcy, or strategic transaction and other similar opportunities and transactions for Beasley and its subsidiaries relating to any portion of the businesses and/or assets of Beasley and its subsidiaries (each, a “Strategic Transaction”), and (ii) if the Strategic Alternatives Committee deems it advisable, in its sole and absolute discretion, approve, enter into, consummate, act on behalf of, and bind the Company Parties with respect to any Strategic Transaction, in each case, subject to any applicable limitations imposed by Delaware law and Federal Communications Commission regulations; and

WHEREAS, the Board has reviewed the experience, expertise and qualifications of [ • ] (the “Committee Directors”) to serve on the Strategic Alternatives Committee and has determined that the Committee Directors are qualified to serve on the Strategic Alternatives Committee;

NOW, THEREFORE, BE IT RESOLVED that the Board hereby establishes a four-member Strategic Alternative Committee, which shall initially be comprised of three Committee Directors (with the fourth seat being vacant as of the date hereof subject to the terms set forth in the Transaction Support Agreement and the Company Parties’ organizational documents);

FURTHER RESOLVED that the Board hereby delegates to the Strategic Alternatives Committee the sole and exclusive authority and power to explore, review, consider, evaluate, and negotiate any Strategic Transaction and if the Strategic Alternatives Committee deems it advisable, in its sole and absolute discretion, to approve, enter into, consummate, act on behalf of, and bind the Company Parties with respect to any Strategic Transaction, in each case, subject to any applicable limitations imposed by Delaware law and Federal Communications Commission regulations; provided that the Board and the Strategic Alternatives Committee shall not approve any insolvency or similar proceeding, including, without limitation, any bankruptcy filing of any Company Party or its affiliates without the prior written consent of the Initial 2L Supporting Holder Director; provided, further, that this resolution shall be documented and operative in the Definitive Documents, including the 2027 PIK Notes Indenture;

[1]

In the event that any of the governance terms set forth in this Agreement or as set forth in the Definitive Documents are waived, amended, modified, or supplemented in a manner that is contrary to the terms set forth in such in this Agreement or as set forth in the Definitive Documents, such waiver, amendment, modification, or supplementation shall constitute a breach of this Agreement and the relevant Definitive Document and shall (i) be an event of default under the 2027 PIK Notes Indenture and (ii) trigger the springing maturity condition under the 2027 PIK Notes Indenture without any further affirmative act by any holder of the 2027 PIK Notes, and upon the delivery of a Notice of Conversion, such Equity Conversion shall occur upon the date of such event of default even if such date is prior to December 31, 2027 (or the Springing Maturity Date, as applicable), subject to any required FCC and regulatory approvals as set forth herein.

FURTHER RESOLVED that a quorum of the Strategic Alternatives Committee to hold a meeting shall be three members of the Strategic Alternatives Committee, and any decision by the Strategic Alternatives Committee shall be made by a majority vote of the members of the Strategic Alternatives Committee present at a meeting at which quorum is present, and any action or decision that is not majority approved shall be disapproved; provided, however, that in the event of equal votes in favor of a decision and against such decision, then such decision shall be submitted to the full Board for the full Board to vote on such approval;

FURTHER RESOLVED that any action required or permitted to be taken at any meeting of the Strategic Alternatives Committee may be taken without a meeting if the action is taken in writing (including electronic transmission) by unanimous consent of the members of the Strategic Alternatives Committee;

FURTHER RESOLVED that the Strategic Alternatives Committee shall have full access to all records and information concerning the Company Parties’ business, operations, strategies, prospects and financial condition as deemed relevant by the Strategic Alternatives Committee to fulfill its duties, and the officers of Beasley, its subsidiaries, and its or their respective advisors are hereby authorized and directed to: (a) provide the Strategic Alternatives Committee with such information and materials as may be reasonably requested by the Strategic Alternatives Committee; and (b) comply with the rules of order and other administrative and ministerial matters the Strategic Alternatives Committee may establish from time to time, in each case, in connection with the matters authorized by these materials;

FURTHER RESOLVED that the Strategic Alternatives Committee shall have the power and authority to establish such rules of order and other administrative and ministerial matters as it may determine from time to time to be necessary or appropriate to its orderly functioning and its deliberations, consistent with Delaware law and the Bylaws;

FURTHER RESOLVED that the Strategic Alternatives Committee is hereby authorized and directed to continue in existence until such time as the Strategic Alternatives Committee shall recommend its dissolution to the Board or the Board dissolves the Strategic Alternatives Committee;

FURTHER RESOLVED that the Strategic Alternatives Committee will regularly and timely update the Board at its meetings regarding its activities and any Strategic Transactions;

FURTHER RESOLVED that the Strategic Alternatives Committee and the officers of Beasley, be and each of them hereby is, authorized, empowered and directed, for and on behalf of the Company Parties, to take any and all actions, to negotiate for and enter into agreements and amendments to agreements, to perform all such acts and things, to execute, file, deliver or record in the name and on behalf of the Company Parties, all such certificates, instruments, agreements or other documents, and to make all such payments as they, in their judgment, or in the judgment of any one or more of them, may deem necessary, advisable or appropriate in order to carry out the purpose and intent of, or consummate any Strategic Transactions contemplated by, the foregoing resolutions and/or all of the transactions contemplated herein or hereby, the authorization therefor to be conclusively evidenced by the taking of such action or the execution and delivery of such certificates, instruments, agreements or documents;

FURTHER RESOLVED that the Board shall not amend or alter these resolutions or dissolve the Strategic Alternatives Committee without the prior written consent of each member of the Strategic Alternatives Committee; provided that this resolution shall be documented and operative in the Definitive Documents, including in the 2027 PIK Notes Indenture; and

FURTHER RESOLVED that any and all actions heretofore taken by the Board, the Strategic Alternatives Committee, or any of the officers of the Company Parties with respect to and in contemplation of, the transactions authorized by any of the foregoing resolutions, are hereby authorized, approved, ratified and confirmed.

EXHIBIT E

FORM OF JOINDER

The undersigned hereby acknowledges that it has read and understands the Transaction Support Agreement, dated as of __________ (the “Agreement”)1 by and among Beasley Broadcast Group, Inc. and its affiliates bound thereto and the Supporting Holders, and agrees to be bound as a “Supporting Holder” and a “Party” by the terms and conditions thereof binding on such Supporting Holders with respect to all applicable Existing Notes held by the undersigned.

The undersigned hereby makes the representations and warranties set forth in Section 6 of the Agreement to each of the persons specified therein, effective as of the date hereof.

This joinder agreement shall be governed by the governing law set forth in the Agreement.

Date Executed:

[SUPPORTING HOLDER ]

Name:

Title:

Address:

E-mail address(es):

Telephone:

Aggregate Amounts Beneficially Owned or Managed on Account of:
Existing First Lien Notes	$
Existing Second Lien Notes	$

[1]	Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Agreement.

E-1